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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                          COMMISSION FILE NO. 001-12671


                           NOTIFICATION OF LATE FILING

(CHECK ONE):   [_] Form 10-K   [_] Form 20-F   [_] Form 11-K   [_] Form 10-Q
[_] Form 10-D   [_] Form N-SAR   [_] Form 10-CSR


For Period Ended: __________________________

     [X] Transition Report on Form 10-K
     [_] Transition Report on Form 20-F
     [_] Transition Report on Form 11-K
     [_] Transition Report on Form 10-Q
     [_] Transition Report on Form N-SAR
For the Transition Period Ended:    May 31, 2005
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         READ INSTRUCTIONS BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART 1--REGISTRANT INFORMATION
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Full Name of Registrant
The Hartcourt Companies, Inc.
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Former Name if Applicable
N/A
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Address of Principal Executive Office (Street and Number)
Room 306, Yong Teng Plaza, 1065 Wuzhong Road
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City, State and Zip Code
Shanghai, China 201103
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PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort of expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form
[X] N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The Hartcourt Companies, Inc. (the "Company") could not complete the filing of its Transition Report on Form 10-K for the transition period ended May 31, 2005 due to a delay in obtaining, compiling and reviewing information required to be included in the Company's Form 10-K, which delay could not be eliminated by the Company without unreasonable effort and expense. In accordance with Rule 12b-25 of the Securities Exchange Act of 1934, the Company will file its Form 10-K no later than the 15th calendar day following the prescribed due date.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


Carrie Hartwick                  (86 21)                          51521577
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   (Name)                       (Area Code)                   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes No
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The issuer's Annual Report on Form 10-KSB for the period ended December 31, 2004 and Quarterly Report on Form 10-QSB for the period ended March 31, 2005 were filed on April 15, 2005 and May 23, 2005, respectively.

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(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?
 [_] Yes   [X] No

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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          The Hartcourt Companies, Inc.
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                  (Name of Registrant as Specified in Charter)


Date August 30, 2005                         By /S/ CARRIE HARTWICK
                                                --------------------------------
                                                Carrie Hartwick
                                                Chief Executive Officer
                                                Interim Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.